                                                                      EXHIBIT 12

                              LAFARGE CORPORATION
                       RATIO OF FIXED CHARGES TO EARNINGS

                         LAFARGE CORPORATION HISTORICAL

                                                                                                                        LTM
                                                12/31/93      12/31/94      12/31/95       12/31/96     12/31/97       3/31/98
                                              ------------ ------------- ------------- ------------- ------------- -------------
Fixed Charges
Total Interest Expense                          42,732,000    38,132,000    27,086,000    24,118,000    19,949,000    18,432,000
Interest Capitalized                                     0       700,000     2,100,000     1,200,000     1,400,000     1,763,000
Interest Element of Rentals                      6,667,000     3,933,000     4,700,000     5,033,000     4,000,000     4,000,000
                                              ------------ ------------- ------------- ------------- ------------- -------------
   Total Fixed Charges                          49,399,000    42,765,000    33,886,000    30,351,000    25,349,000    24,195,000
                                              ============ ============= ============= ============= ============= =============

Earnings
Consolidated Pre-Tax Income                     27,471,000   113,087,000   170,167,000   222,328,000   294,234,000   303,692,000
Add: Fixed Charges less Capitalized Interest    49,399,000    42,065,000    31,786,000    29,151,000    23,949,000    22,432,000
                                              ------------ ------------- ------------- ------------- ------------- -------------
   Net Earnings                                 76,870,000   155,152,000   201,953,000   251,479,000   318,183,000   326,124,000
                                              ============ ============= ============= ============= ============= =============
Ratio of Earnings to Fixed Charges
   Net Earnings/Fixed Charges                         1.56          3.63          5.96          8.29         12.55         13.48
                                              ============ ============= ============= ============= ============= =============
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                         LAFARGE CORPORATION PRO FORMA

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
                                                               LTM
                                                12/31/97      3/31/98
                                              ------------  ------------
Fixed Charges

Total Interest Expense                          63,799,000    61,982,000
Interest Capitalized                             1,400,000     1,763,000
Interest Element of Rentals                      5,525,000     5,525,000
                                              ------------  ------------
   Total Fixed Charges                          70,724,000    69,270,000


Earnings
Consolidated Pre-Tax Income                    301,477,000   312,421,000
Add: Fixed Charges less Capitalized Interest    69,324,000    67,507,000
                                              ------------  ------------
   Net Earnings                                370,801,000   379,928,000

Ratio of Earnings to Fixed Charges
   Net Earnings/Fixed Charges                         5.24          5.48
                                              ============  ============
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